UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LEFT BEHIND GAMES INC.

(Exact name of registrant as specified in its charter)

Nevada	000-50603	91-0745418
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

25060 Hancock Avenue Suite 103 Box 110 Murrieta, California 92562
(Address of principal executive offices)

(951) 894-6597
(Registrant’s Telephone Number)

_______________________________

2011 LFBG Incentive Plan II

 (Full title of the Plan)

_______________________________

VCorp Services, LLC

1645 Village Center, Suite 170

Las Vegas, NV 89134

 (888) 528-2677

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Virginia K. Sourlis, Esq.

The Sourlis Law Firm

The Courts of Red Bank

130 Maple Avenue, Suite 9B2

Red Bank, New Jersey 07701

Tel: (732) 530-9007

Fax: (732) 530-9008

www.SourlisLaw.com

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Proposed Maximum Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Total Amount of Registration Fee
Shares of Common Stock, par value $0.001 per share	500,000,000	$0.00015	$75,000	$8.71

(1)

Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)

Calculated solely for purposes of this offering under Rule 457(h), the price is based upon the average of the high and low prices of the Common Stock on October 4, 2011 as reported on the OTC Bulletin Board on www.otcbb.com.

PART 1

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

As permitted by the rules of the Securities and Exchange Commission, this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this registration statement will be sent or given to eligible employees as specified in Rule 428(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act

PART II

Item 3. Incorporation of Documents by Reference

The documents listed in (a) through (c) below had been filed by Registrant with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference.

(a) The Registrant's Annual Report on Form 10-K for the year ended March 31, 2011 as filed with the Commission on August 5, 2011.

(b) The Registrant’s following reports filed with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the Registrant’s fiscal year ended March 31, 2011:

1.

Current Report on Form 8-K filed on April 4, 2011;

2.

Current Report on Form 8-K filed on April 13, 2011;

3.

Current Report on Form 8-K filed on April 15, 2011

4.

Current Report on Form 8-K filed on April 19, 2011;

5.

Current Report on Form 8-K filed on April 21, 2011;

6.

Current Report on Form 8-K filed on April 26, 2011;

7.

Current Report on Form 8-K filed on May 3, 2011;

8.

Current Report on Form 8-K filed on May 10, 2011;

9.

Current Report on Form 8-K filed on July 14, 2011;

10.

Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011 filed on August 22, 2011;

11.

Amendment No. 1 to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011 filed on August 29, 2011;

12.

Current Report on Form 8-K filed on September 6, 2011;

13.

Current Report on Form 8-K filed on September 23, 2011; and

14.

Current Report on Form 8-K filed on September 27, 2011.

(c) All documents subsequently filed by the Registrant pursuant to Section 13 (a), 13 (c), 14 and 15 of the Exchange Act prior to the filing of a post-effective amendment which will indicate that all securities hereby have been sold, or which de-registers securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities

Common Stock, par value $0.001 per share

All shares of our Common Stock have equal voting rights and are entitled to one vote per share in all matters to be voted upon by our stockholders. The shares of Common Stock do not entitle their holders to any preemptive, subscription, conversion or redemption rights, and may be issued only as fully paid and non-assessable shares. Cumulative voting in the election of directors is not permitted, which means that the holders of a majority of the issued and outstanding shares of Common Stock represented at any meeting at which a quorum is present will be able to elect our entire board of directors if they so choose. In that event, the holders of the remaining shares of Common Stock will not be able to elect any directors. In the event of our liquidation, each stockholder is entitled to receive a proportionate share of the assets available for distribution to stockholders after the payment of liabilities and after distribution in full of preferential amounts, if any, to be distributed to holders of our preferred stock, if any. Holders of shares of Common Stock are entitled to share pro rata in dividends and distributions with respect to the Common Stock when, as and if declared by our board of directors out of funds legally available for dividends. This is after requirements with respect to preferential dividends on, and other matters relating to, the preferred stock, if any, have been met. We have not paid any dividends on our Common Stock and intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy is subject to the discretion of the board of directors. All issued and outstanding shares of our Common Stock are fully paid and non-assessable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Officers and Directors.

Chapter 78 of the Nevada Revised Statutes (“NRS”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable pursuant to NRS Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. NRS Chapter 78 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he is not liable pursuant to NRS Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged, after exhaustion of all appeals, to be liable to the corporation unless and only to the extent that the court or other court of competent jurisdiction in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court or other court of competent jurisdiction shall deem proper.

The Registrant’s Articles of Incorporation on filed with the Secretary of State of the State of Nevada states the following:

To the fullest extent permitted by Nevada law, the Directors and officers of the Corporation shall be released from personal liability for damages to the Corporation or its stockholders. To the fullest extent permitted by Nevada law, the Corporation shall advance expenses to its Directors and officers to defend claims made against them because they were or are Directors or officers and shall indemnify its Directors and officers from liability for expenses incurred as a result of such claims. The Corporation may provide in its Bylaws that indemnification is conditioned on receiving prompt notice of the claim and the opportunity to settle or defend the claim.

At present, there is no pending litigation or proceeding involving a director, officer or employee regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption From Registration Claimed.

None

Item 8. Exhibits.

EXHIBIT INDEX

ITEM NO.:	DESCRIPTION:

4.1	Left Behind Games Inc. 2011 LFBG Incentive Plan II
5.1	Legal Opinion of The Sourlis Law Firm
23.1	Consent of Malone Bailey, LLP, Independent Registered Public Accounting Firm

Item 9. Undertakings.

(1) The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Murrieta, State of California on October 6 2011.

LEFT BEHIND GAMES INC.

By:	/s/ Troy A. Lyndon
Troy A. Lyndon President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer, Principal Accounting Officer and Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in capacities and on the dates indicated.

Signature	Title	Date

/s/ TROY A. LYNDON Troy A. Lyndon	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer, Principal Accounting Officer and Principal Financial Officer)	October 6, 2011

/s/ RICHARD KNOX, SR. Richard Knox, Sr.	Director	October 6, 2011

/s/ RICHARD KNOX, JR. Richard Knox, Jr.	Director	October 6, 2011